Exhibit 107

CALCULATION OF FILING FEE TABLE

Table 1 – Transaction Valuation

		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid		$1,298,774,027.96 (1)	0.0000927	$120,396.35

Fees Previously Paid		—		—

	Total Transaction Valuation	$1,298,774,027.96

	Total Fees Due for Filing			$120,396.35

	Total Fees Previously Paid			—

	Total Fee Offsets			—

	Net Fee Due			$120,396.35

(1)

In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, the proposed maximum aggregate value of transaction was calculated based on the product of (a) 247,621,359 shares of Class A common stock, par value $0.0001 per share, of Falcon Minerals Corporation (“Falcon Class A Common Stock”), the maximum number of shares of Falcon Class A Common Stock issuable upon the exercise of 247,621,359 shares of Class C common stock, par value $0.0001 per share, of Falcon Minerals Corporation estimated to be issued or issuable in connection with the merger described in the proxy statement multiplied by (b) $5.245, the average of the high and low trading prices of Falcon Class A Common Stock on February 3, 2022 (within five business days prior to the date of proxy statement).

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		—	—	—		—

Fee Offset Sources	—	—	—		—		—